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                               September 28, 1999


Charlotte Russe Holding, Inc.
4645 Morena Boulevard
San Diego, CA  92117

Ladies and Gentlemen:

         This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 2,700,000 shares of Common Stock, par value $.01 per share (the "Shares"), of Charlotte Russe Holding, Inc., a Delaware corporation (the "Company"). The shares are to be sold pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into by and among the Company, the selling stockholders named therein (the "Selling Stockholders") and BancBoston Robertson Stephens, Inc., Banc of America Securities, LLC, PaineWebber Incorporated, and First Union Capital Markets Corp., as representatives of the several underwriters named in Schedule A to the Underwriting Agreement (the "Underwriters"). The Shares consist of 1,300,000 shares being sold by the Company, 1,400,000 shares being sold by the Selling Stockholders and 405,000 shares subject to an over-allotment option granted by certain Selling Stockholders to the Underwriters.

         We have acted as counsel for the Company and certain Selling Stockholders in connection with the issue and sale by the Company and such Selling Stockholders of the Shares. For purposes of our opinion, we have examined and relied upon such documents, record, certificates and other instruments as we have deemed necessary.

         We express no opinion as to the applicability or compliance with or effect of Federal law or of the law of any jurisdiction other than The Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law").

         Based on the foregoing, we are of the opinion that (i) the Shares have been duly authorized, (ii) the Shares being sold by the Selling Stockholders (other than the Shares referred to in clause (iv)) are validly issued, fully paid and nonassessable, (iii) when issued and sold in accordance with the terms of the Underwriting Agreement, the Shares being sold by the Company will be validly issued, fully paid and nonassessable and
(iv) the Shares

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Charlotte Russe Holding, Inc.        -2-                    September 16, 1999

to be received by certain Selling Stockholders upon exercise of warrants, when issued upon exercise of such warrants in accordance with the these terms, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Validity of Common Stock."

         This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.



                                                     Very truly yours,

                                                     /s/ Ropes & Gray

                                                     Ropes & Gray